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Exhibit 21.1

                   SUBSIDIARIES OF RENAISSANCERE HOLDINGS LTD.

                                                                        Ownership
                                                                        Interest Held by
                                                                        its Immediate
Name                                        Jurisdiction                Parent
------------------------------------------- --------------------------- -------------------
Renaissance Reinsurance Ltd.                Bermuda                          100%
Glencoe Insurance Ltd.                      Bermuda                          100%
Renaissance Underwriting Managers Ltd.      Bermuda                          100%
DaVinciRe Holdings Ltd.(1)                  Bermuda                          100%
Stonington Insurance Company(2)             Texas                            100%
Renaissance Reinsurance of Europe(3)        Ireland                           99%
Renaissance U.S. Holdings, Inc.             Delaware                         100%
RenaissanceRe Capital Trust(4)              Delaware Business Trust          100%


(1) We own a minority of DaVinciRe's outstanding equity but control a majority of its outstanding voting power, and accordingly, DaVinci's financial results are consolidated in our financial statements.

(2)   Owned by Renaissance U.S. Holdings Inc.

(3)   A 1% interest is held by RenaissanceRe Holdings Ltd.

(4) Common Securities owned represent 3% of the outstanding beneficial interests in the Trust, and 100% of the ordinary voting power.

The names of a number of our subsidiaries and equity entities have been omitted because considered in the aggregate they would not constitute a single significant subsidiary.